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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MRV COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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	(2)	Form, Schedule or Registration Statement No.:
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20415 NORDHOFF STREET
CHATSWORTH, CALIFORNIA 91311

April 9, 2010

Dear Fellow Stockholders:

        Please join us for MRV Communications, Inc.'s Annual Meeting of Stockholders on May 21, 2010, at 9:00 a.m. (Pacific Time) at Source Photonics, Inc., 20550 Nordhoff Street, Chatsworth, California 91311.

        We are pleased to be utilizing the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that the e-proxy process will expedite our stockholders' receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our annual meeting.

        In accordance with this rule, on or about April 9, 2010, we are sending stockholders of record at the close of business on March 29, 2010 a Notice of Internet Availability of Proxy Materials. If you would like to receive a printed copy of our proxy materials and annual report instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached proxy statement.

        To ensure your representation at the annual meeting, if you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials that was previously mailed to you, or, if you requested or otherwise received or obtained printed copies of the proxy materials, you can also vote by mail or telephone or on the Internet as instructed on the proxy card that you received. If you attend the annual meeting, you may vote in person even if you have previously returned a proxy card. Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted at the meeting.

        Thank you for your continued support of MRV Communications, Inc.

Sincerely,

Noam Lotan Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 21, 2010

        The Annual Meeting of Stockholders (the "Annual Meeting") of MRV Communications, Inc. (the "Company" or "MRV") will be held at the corporate offices of our subsidiary, Source Photonics, Inc., at 20550 Nordhoff Street, Chatsworth, California 91311, on Friday, May 21, 2010, at 9:00 a.m., Pacific Time, to:

  1.
  Elect eight directors to serve for the ensuing year and until their successors are elected and qualified;

  2.
  Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2010; and

  3.
  Act upon such other matters as may properly come before the Annual Meeting.

        All stockholders of record at the close of business on March 29, 2010 are entitled to vote at the Annual Meeting.

        Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. To ensure your shares are voted, you may vote your shares via the Internet, or if you have requested or otherwise received or obtained a printed copy of the proxy materials from us by mail, by completing, signing and promptly returning the enclosed proxy card by mail or following the enclosed instructions to vote by telephone or the Internet. Internet voting procedures are described in the General Information section beginning on page 1 of the proxy statement and on the proxy card. For shares held through a bank, broker or other nominee, you must follow the voting instructions provided by your bank, broker or nominee.

By order of the Board of Directors,

Noam Lotan Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 21, 2010: This proxy statement and the annual report for the year ended December 31, 2009 are available at www.proxyvote.com.

i

ii

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I being provided with these materials?

        MRV Communications, Inc. (the "Company" or "MRV") has made these proxy materials available to you via the Internet or, upon your request, has delivered printed versions of these materials to you by mail in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held on May 21, 2010 (the "Annual Meeting"), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. If at the close of business on March 29, 2010 you were a stockholder of record or held shares through a bank, broker or other nominee, you are invited to attend the Annual Meeting and vote your shares in person.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        Pursuant to the rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide stockholders access to our proxy materials via the Internet. We believe that the e-proxy process will expedite stockholders' receipt of proxy materials, lower costs of distribution and reduce the environmental impact of the Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") on or about April 9, 2010 to stockholders of record entitled to vote at the Annual Meeting (which Notice will be forwarded to you, if applicable, by your broker, bank or other nominee if you are the beneficial owner of shares held in street name). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or the proxy card and to download printable versions of the proxy materials or to request and receive a printed set of the proxy materials from us. Instructions on how to access the proxy materials over the Internet or to request a printed copy from us may be found in the Notice.

Who is entitled to vote at the Annual Meeting?

        Only stockholders of record at the close of business on March 29, 2010, which is referred to as the "Record Date," are entitled to receive notice of, and to participate in, the Annual Meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting. You will be entitled to one vote for each outstanding share of our common stock (the "Common Stock") you own as of the Record Date. As of the Record Date, there were 157,640,757 shares of Common Stock outstanding and eligible to vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in "street name"?

        Stockholder of record.    If your shares are registered directly in your name with American Stock Transfer and Trust Company, our transfer agent, you are considered the stockholder of record with respect to those shares, and we sent you the Notice directly. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

        Beneficial owner of shares held in street name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual

Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Follow the instructions of your brokerage firm, bank, broker-dealer or similar organization to receive a vote instruction form.

If I am a stockholder of record, how do I vote?

        There are four ways to vote:

  •
  In person.  If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

  •
  Via the Internet.  You may vote by proxy via the Internet by following the instructions provided in the Notice.

  •
  By Telephone.  If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

  •
  By Mail.  If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

        There are four ways to vote:

  •
  In person.  If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

  •
  Via the Internet.  You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice sent to you.

  •
  By Telephone.  If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

  •
  By Mail.  If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

        Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on May 20, 2010 for the voting of shares held by stockholders of record and for the voting of shares held in street name.

        Mailed proxy cards or voting instruction forms should be returned in the envelope provided to you with your proxy card or voting instruction form, not later than 9:00 a.m. (Pacific Time) on May 21, 2010 for the voting of shares held by stockholders of record or as directed by your brokerage firm, bank, broker-dealer or similar organization for the voting of shares held in street name.

Who can attend the Annual Meeting?

        All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Registration will begin at 8:00 a.m., Pacific Time, and seating will begin at 8:30 a.m., Pacific Time. If you attend, please note that you will be asked to present valid photo identification, such as a driver's license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the Annual Meeting.

        Please also note that if you hold your shares in street name, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

        Please let us know if you plan to attend the Annual Meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted. Whether or not you expect to attend, we urge you to vote your shares in favor of the Board of Directors' nominees and in favor of the ratification of the independent registered public accounting firm.

How many shares must be present or represented to conduct business at the Annual Meeting?

        The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock outstanding on the Record Date constitutes a quorum, permitting the conduct of business at the Annual Meeting. Accordingly, your vote is very important to us, no matter how many or how few shares you own. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

What vote is required to approve each item?

        Proposal 1: Election of Directors.    Pursuant to the majority voting provisions of our Bylaws, a nominee for director in an uncontested election will be elected if he or she receives more "FOR" votes than "AGAINST" votes. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

        Proposal 2: Ratification of Independent Registered Public Accounting Firm.    For the proposal to ratify the appointment of our independent registered public accounting firm for the year ending December 31, 2010, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or represented by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to Proposal 2 will not be voted, although it will be counted for purposes of determining the vote total with respect to Proposal 2. Accordingly, an abstention will have the effect of a negative vote.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "FOR" and "WITHHOLD" votes and, with respect to any proposals other than the election of directors, "AGAINST" votes, abstentions and broker non-votes. A "broker non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

        If your shares are held by your broker, bank or other agent as your nominee, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, they can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, your shares will be treated as broker non-votes.

        In addition, beginning this year, pursuant to recent amendments to the rules of the New York Stock Exchange, or NYSE, the election to the Board of Directors of the eight directors named in this proxy statement is considered a non-discretionary item. Because the changes apply to all brokers registered with the NYSE, this change will affect all public companies whether the companies are listed on the NYSE or not. Accordingly, if you are a street name holder and have not given instructions to your broker or other agent, your shares will be treated as broker non-votes and will not be voted with respect to the election of directors.

Can I change my vote after I return my proxy card?

        Yes. You can revoke your proxy at any time before the applicable vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

  •
  you may submit another properly executed proxy by telephone, by Internet, or by signing, dating and returning a later-dated proxy card;

  •
  you may deliver a notice of revocation to our Secretary at the address shown at the beginning of this proxy statement; or

  •
  you may attend the Annual Meeting and vote in person (however, simply attending the Annual Meeting will not, by itself, revoke your proxy).

        For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person (however, simply attending the Annual Meeting will not, by itself, change your vote).

What are the Board of Directors' recommendations?

        The Board of Directors' recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote "FOR" each of its director nominees and a vote "FOR" the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

Will stockholders be asked to vote on any other matters?

        To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

ELECTION OF DIRECTORS
(Proposal No. 1)

General

        We are reducing the number of directors on our Board from 10 to eight, and therefore only eight directors are up for re-election. Each of the following individuals is a nominee for election to serve a one-year term set to expire at our 2011 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified: Joan Herman, Noam Lotan, Charles M. Gillman, Michael E. Keane, Michael J. McConnell, Igal Shidlovsky, Kenneth H. Shubin Stein and Philippe Tartavull. Each nominee has agreed to serve as a director if elected and has consented to being named in this proxy statement, and we have no reason to believe that any nominee will be unable to serve. The Board of Directors has determined that each of the director nominees listed above, except Mr. Noam Lotan, our Chief Executive Officer ("CEO"), is an "independent director" as defined in the rules of the Nasdaq Stock Market, LLC, and our Corporate Governance Policies, which are available on our website at www.mrv.com.

Director Nominees

        Biographical information about each director nominee as of March 31, 2010 appears below.

Name and age as of the Record Date	Principal Occupation, Business Experience and Directorship
Joan Herman Age 56 Director since October 2009	Ms. Herman is the independent Chair of the Board of Directors of MRV. She is also the President and Chief Executive Officer of Herman and Associates, LLC, a healthcare and management consulting firm. Prior to August 2008, Ms. Herman served in a variety of positions at WellPoint, Inc., a premier health benefits organization with $60 billion in revenue, from 1998 to June 2008. From October 2007 to June 2008 she was President and CEO of WellPoint's Consumer Business Unit, where she oversaw the management of 5.9 million medical members and $18 billion in revenue. From 2004 to 2007 she was the President and CEO of Wellpoint's Specialty, Senior and State Sponsored Business. From 1982 to 1998, Ms. Herman served in a variety of roles at Phoenix Life Insurance Company, a $2.5 billion provider of life insurance, annuities and investment products. She last served as Senior Vice President of Strategic Development, where she was responsible for mergers and acquisitions, joint ventures and startups. Ms. Herman currently serves on the Strategic Advisory Boards of Bayer Medical Care, Health Data Insights and Vital Data Technology, and previously served as a director of MCS HMO, a managed health care company in Puerto Rico from 2000 to 2008, as a director of Medix Resources from 2000 to 2003 and as a director of Health Insurance Association of America from 2001 to 2003. Ms. Herman brings to our Board a wealth of large public company management experience and knowledge which she implements decisively in her role as Chair of our Board. She holds a bachelor of arts in mathematics from Barnard College, a master's degree in mathematics from Yale University and a master's degree in business administration from Western New England College.

Name and age as of the Record Date	Principal Occupation, Business Experience and Directorship
Noam Lotan Age 58 Director since 1990	Mr. Lotan has served as MRV's President, CEO and director since May 1990 and relinquished the title of President in July 2009 in conjunction with the naming of two Co-Presidents. Additionally, he served as MRV's Chief Financial Officer ("CFO") from October 1993 through June 1995. From March 1987 to January 1990, he served as Managing Director of Fibronics (UK) Ltd., the United Kingdom subsidiary of Fibronics International Inc. ("Fibronics"), a manufacturer of fiber optic communication networks. From January 1985 to March 1987, Mr. Lotan served as a Director of European Operations for Fibronics. Prior to such time, Mr. Lotan held a variety of sales and marketing positions with Fibronics and Hewlett-Packard. Mr. Lotan was an officer in the Israeli Defense Forces prior to working for Hewlett-Packard. Mr. Lotan holds a bachelor of science degree in electrical engineering from the Technion, the Israel Institute of Technology ("Technion"), and a master's degree in business administration from INSEAD (the European Institute of Business Administration, Fontainebleau, France). Mr. Lotan has served as a director for Capstone Turbine Corporation, a Nasdaq-traded public microturbine manufacturing company, since June 2005.
Charles M. Gillman Age 39 Director since November 2009
In June 2002, Mr. Gillman founded Value Fund Advisors, LLC, an investment management firm that utilizes both a research-intensive investment process and a long-term investment strategy and serves as its Chief Executive Officer. Since March 2001, Mr. Gillman has also provided portfolio management services for Nadel and Gussman, LLC, a management company that employs personnel for its family-related entities and affiliates. Prior to founding Value Fund Advisors, Mr. Gillman held a number of positions in the investment industry and developed an expertise in the analysis of companies going through dramatic corporate transitions. From September 1992 to June 1994, Mr. Gillman was a strategic management consultant in the New York office of McKinsey & Company, a management consulting firm. While at McKinsey, Mr. Gillman worked to develop strategic plans for business units of companies located both inside the United States and abroad. Mr. Gillman serves on the board of directors of two publicly-traded companies: Littlefield Corporation, where he has served since May 2008, and CompuMed, Inc., where he has served since February 2008. Mr. Gillman brings a very analytical investment expertise to the Board with a dedicated focus on stockholder value. Mr. Gillman received a bachelor of science summa cum laude from the Wharton School of the University of Pennsylvania.

Name and age as of the Record Date	Principal Occupation, Business Experience and Directorship
Michael E. Keane Age 54 Director since July 2009	Since September 2008, Mr. Keane has served as the Senior Vice President and CFO of Clipper Windpower, Inc., and joined its board of directors in March 2010. From 2005 to 2008, he served as Corporate Vice President and CFO of Computer Sciences Corporation ("CSC"). Prior to joining CSC, Mr. Keane was Senior Vice President and CFO of UNOVA, Inc. for eight years following the spin-off of UNOVA from Western Atlas, Inc. He joined Litton, a predecessor to UNOVA, in 1981, was named Assistant Treasurer in 1988, and became Director of Pensions and Insurance in 1991. He was then elected Vice President and Treasurer of Western Atlas when the company was spun off from Litton in 1994, and promoted to Senior Vice President and CFO in 1996. Prior to his career at Litton, he was a certified public accountant at Price Waterhouse. Mr. Keane previously served on the board of directors of Zix Corporation, a public internet privacy and security company, from 1998 to 2006. He currently serves as a director for the City of Hope, a non-profit comprehensive cancer center. Mr. Keane is our Audit Committee Chair and designated "audit committee financial expert," and his background and experience as the CFO of multiple public companies has been invaluable to the Company and its finance team. He holds a bachelor of science degree in accounting from Illinois State University and a master's degree in business administration from the Anderson Graduate School of Management at the University of California at Los Angeles.
Michael J. McConnell Age 44 Director since November 2009
Mr. McConnell is currently the Chief Executive Officer of Collectors Universe, Inc., a third-party grading and authentication services company. From January 1995 to September 2008, Mr. McConnell was a Managing Director of Shamrock Capital Advisors, Inc., a privately-owned investment company of the Roy E. Disney family. Mr. McConnell served as a member of that firm's Executive Committee. Prior to joining Shamrock in 1995, Mr. McConnell held various positions at PepsiCo (August to December 1994), Merrill Lynch (June to August 1993) and Kidder Peabody (October 1989 to June 1991). Mr. McConnell currently serves on the board of Collectors Universe, Inc., where he has served since July 2007, and formerly served on the boards of Ansell Limited (October 2001 to November 2005), Nuplex Industries (December 2000 to March 2002), Force Corporation (March 1999 to May 2000), iPass Inc. (February 2007 to October 2008), Neo Technology Ventures (February 1999 to June 2004), Cosmoline Limited (March 1997 to May 1999) and Port-Link International (August 2000 to November 2005). Mr. McConnell contributes to our Board his broad wealth of experience obtained in his previous and current positions as management and Board member. He received a bachelor of arts degree in economics from Harvard University and his master's degree in business administration (with distinction—Shermet Scholar) from the Darden School of the University of Virginia.

Name and age as of the Record Date	Principal Occupation, Business Experience and Directorship
Igal Shidlovsky Age 73 Director since 1997	Mr. Shidlovsky serves as Managing Director of Global Technologies, an investment and consulting organization which he founded in 1994. He has extensive management and consulting experience with international companies and start up technology companies. He held several executive positions including Vice President, Corporate Development at Siemens Pacesetter, a division of Siemens AG Medical Group, Director of Strategic Planning and Technology Utilization, and Director of the Microelectronics Department at Siemens Corporate Research from 1982 to 1994. From 1969 to 1982 he was with RCA Laboratories, a leading electronic research and development organization. As the longest serving independent director, Mr. Shidlovsky contributes a valuable historical insight and background knowledge of our operations and management. He holds a bachelor of science degree in chemistry from the Technion and master's degree and Ph.D. from the Hebrew University in Israel.
Kenneth H. Shubin Stein, MD, CFA Age 40 Director since November 2009
Dr. Shubin Stein is the founder of Spencer Capital Management, LLC, an investment management firm that serves as the investment manager of Spencer Capital Opportunity Fund, LP and Spencer Capital Offshore Opportunity Fund, Ltd. Dr. Shubin Stein has served as the managing member of Spencer Capital Management since its founding in December 2002. Prior to that, he was a portfolio manager at Promethean Investment Group LLC, an investment firm, from September 2001 to December 2002, and an orthopedic resident at Mount Sinai Hospital from July 2000 until August 2001. Dr. Shubin Stein served as a director on the Board of Celebrate Express, Inc. from August 2006 to August 2008. He is a graduate of the Albert Einstein College of Medicine and graduated from Columbia College with dual concentrations in premedical studies and political science. Since January 2008, he has been an adjunct associate professor of Finance and Economics at Columbia Business School. As a professor at Columbia, Dr. Shubin Stein teaches the Advanced Investment Research class, which includes classes on corporate governance and ethics, and as a member of our Board, he has advocated strongly for excellence in these areas.

Name and age as of the Record Date	Principal Occupation, Business Experience and Directorship
Philippe Tartavull Age 52 Director since November 2009	Mr. Tartavull has more than 20 years of experience in the electronic payment, smart card and system integration and information technology industries in the United States and abroad. Since December 2007, he has served as Chief Executive Officer, President and director of Hypercom Corporation, a global payment technology company. From 1998 to 2007, Mr. Tartavull served as President of Oberthur Card Systems USA, following a year as its Chief Operating Officer. Oberthur targets the payment, mobile communications, identification, transit and multimedia markets. Prior to joining Oberthur, Mr. Tartavull served as President and Chief Executive Officer of Thales/Syseca, Inc., a provider of system integration services and mission-critical software for the transportation and utilities industries. His previous positions included Vice President of Sales and Marketing for Syseca, South America, Europe and North America, and managerial positions with Compagnie Internationale Des Services Informatiques, Baker International and European Management Oil & Gas Investment. Mr. Tartavull's global business experience and insight is invaluable to our Board. He earned a master's degree in business administration from the Institut d'Administration des Enterprises, Sorbonne University, a master's degree in engineering from Ecole Nationale Superieure des Pétroles et des Moteurs, and a bachelor of science degree in engineering from the Centre d'Etudes Supérieures des Techniques Industrielles, all in Paris, France. He is also a graduate of the executive program at the University of California at Los Angeles' Anderson School of Management.

Vote Required

        Pursuant to the majority voting provisions of our Bylaws, a nominee for director in an uncontested election will be elected if he or she receives more "FOR" votes than "AGAINST" votes. If no contrary indication is made, shares represented by executed proxies will be voted "FOR" the election of the eight nominees named above.

Board of Directors' Recommendation

        The Board of Directors recommends that the stockholders vote "FOR" the election of each of the director nominees named above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to each holder known to MRV to be the beneficial owner of 5% or more of the outstanding shares of Common Stock as of March 31, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Wells Fargo and Company 420 Montgomery Street, San Francisco, CA 94104	22,754,344	(2)	14.4%
Wells Capital Management Incorporated Wells Fargo Funds Management, LLC 525 Market Street, 10th Floor San Francisco, CA 94105
Sun Life Financial Inc. 150 King Street West, Toronto, Ontario, Canada, M5H 1J9	9,492,547	(3)	6.0%

(1)
For each holder included in the table above, percentage ownership is calculated by dividing the number of shares beneficially owned by such holder by the 157,652,109 shares of Common Stock outstanding as of March 31, 2010. To the knowledge of MRV, none of the holders listed above had the right to acquire any additional MRV shares on or within 60 days after March 31, 2010.

(2)
Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission ("SEC") on January 25, 2010, Wells Fargo and Company ("Wells Fargo") has reported that it has sole voting power of 22,368,025 shares of Common Stock, sole dispositive power of 22,750,344 shares, and shared dispositive power over an additional 4,000 shares in its position as the parent holding company of (a) Wells Capital Management Incorporated, an investment advisor reporting sole voting power over 6,727,022 shares of Common Stock and sole dispositive power over 22,290,951 shares, and (b) Wells Fargo Funds Management, LLC, an investment advisor reporting sole voting power over 15,638,415 shares of Common Stock and sole dispositive power over 456,805 shares. Wells Fargo also noted in its Schedule 13G/A that it was filing on behalf of various subsidiaries that were classified as registered investment advisors, broker dealers and banks.

(3)
Based on information contained in a Form 13F filed by Sun Life Financial Inc. ("Sun Life") with the SEC on August 13, 2009, and an email from Sun Life regarding holdings as of December 31, 2009, it has shared power to vote and dispose of the shares of Common Stock indicated above. Sun Life did not explain the nature of its shared power to vote and dispose of the shares of Common Stock.

Beneficial Ownership of Common Stock by Directors
and Named Executive Officers

        We encourage our directors, officers and employees to own our Common Stock, as we believe that owning Common Stock aligns their interest with the interests of our stockholders. The following table summarizes the number of shares of Common Stock beneficially owned by our named executive officers (the "Named Executive Officers") as defined by the rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by our directors and by our directors and executive officers as a group as of March 31, 2010. This table is based on information provided by our officers and directors.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage Ownership(2)
Named Executive Officers
Noam Lotan	1,927,966	(3)	1.2%
Shlomo Margalit	3,260,660	(4)	2.1%
Near Margalit	509,000		*
Mary Jane Gruninger	153,250		*
Chris King	25,000		*
Jennifer Hankes Painter	0		*
Guy Avidan(5)	0		*
Non-management Directors
Joan Herman	0		*
Baruch Fischer	270,500		*
Charles M. Gillman	1,811,457	(6)	1.1%
Michael E. Keane	0		*
Michael J. McConnell	0		*
Igal Shidlovsky	238,400		*
Kenneth H. Shubin Stein	126,403	(7)	*
Philippe Tartavull	0		*
Directors and executive officers as a group (16 persons)	8,322,636		5.3%

*
Less than 1%

(1)
Each holder has sole voting and investment power with respect to these shares, subject to applicable community property laws and except as set forth below. All amounts shown include shares subject to stock options which are, or will become, exercisable within 60 days of March 31, 2010.

(2)
For each individual included in the table above, percentage ownership is calculated by dividing the number of shares beneficially owned by the sum of the 157,652,109 shares of Common Stock outstanding as of March 31, 2010 plus the number of shares issuable upon exercise of options that are, or will become, exercisable within 60 days of March 31, 2010 held by such individual (but not giving effect to the exercise of options held by others).

(3)
Total shares owned includes 1,057,426 shares held by the Noam Lotan and Sherry W. Lotan Revocable 1995 Trust, and 105,260 shares to trusts in the names of each of Mr. Lotan's four children.

(4)
Total shares owned include 1,500,000 shares held by Margalit L.P. in which Mr. Shlomo Margalit is a partner.

(5)
Mr. Avidan's employment ended on February 11, 2010, and all of his vested and unvested stock options were forfeited 30 days thereafter.

(6)
Pursuant to an employment agreement with Nadel and Gussman, LLC, Mr. Gillman is the sole portfolio manager for Boston Avenue Capital, LLC ("BAC"), which directly owns 1,811,457 shares of our shares of Common Stock. As portfolio manager, Mr. Gillman shares voting and investment power over the investments held by BAC and may be deemed to be the beneficial owner of the 1,811,457 shares owned by BAC. Mr. Gillman does not own any shares directly.

(7)
Dr. Shubin Stein, as managing member of Spencer Capital Partners, LLC, and as portfolio manager of Spencer Capital Management, LLC, has the right to vote the investments held by Spencer Capital Opportunity Fund, LP ("SCOF"), and may be deemed to be the beneficial owner of the 126,403 shares owned by SCOF. Spencer Capital Management, LLC is an investment management firm for SCOF, and Spencer Capital Partners, LLC is the general partner of SCOF. Dr. Shubin Stein does not own any shares directly.

 INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Committees Generally and Their Members

        Our system of governance practices is documented in the MRV Communications, Inc. Corporate Governance Policies (the "Governance Policies") and the charters of the Audit Committee, Compensation Committee and Nomination and Governance Committee, all of which are available on MRV's website at www.mrv.com. The Governance Policies and charters are intended to ensure that the Board of Directors will have the necessary authority and procedures in place to review and evaluate MRV's business operations and to make decisions that are independent of our management. The Governance Policies also are intended to align the interests of directors and management with those of MRV's stockholders. The Governance Policies establish the procedures the Board of Directors will follow with respect to Board composition and selection, Board meetings and involvement of senior management, committees of the Board of Directors, director compensation, and the CEO's performance evaluation. Each of the committee charters addresses annual reviews of the committees and the Nomination and Governance Committee charter gives authority to that committee to recommend to the Board of Directors the process for an annual self-evaluation of the Board of Directors' performance and the performance of each of the committees. The Governance Policies and committee charters are reviewed from time to time and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The committee charters were most recently modified by the Board of Directors in 2004 and the Governance Policies in October 2009. The Governance Policies were recently amended a) to require directors to provide letters of resignation if they do not receive a majority of votes when majority election of directors applies, and b) to eliminate the need for an independent lead director for the Board of Directors if the chairperson is independent.

        The Board of Directors has three committees: an Audit Committee, Compensation Committee and Nomination and Governance Committee. A Special Committee was in existence for part of 2009 to review MRV's historical stock option granting practices and related accounting as well as other issues. The Audit Committee, Compensation Committee and Nomination and Governance Committee hold regularly scheduled meetings, and special meetings may be held from time to time as the Board of Directors or its committees deem necessary. At regularly scheduled Board of Directors meetings, time is set aside for the independent directors to meet in an executive session without management or management directors present.

        The Board of Directors met 20 times during 2009 in person or telephonically. No director attended fewer than 75 percent of the meetings of the Board of Directors and the meetings of the committees on which they served during 2009.

        In November 2009, the Board of Directors decided that it would be in the best interests of stockholders to make the position of Chair of the Board independent, and Mr. Shlomo Margalit relinquished that title effective immediately prior to the 2009 Annual Meeting of Stockholders. Mr. Margalit was Co-founder and Chairman of MRV and in such role provided many years of dedicated service to the Company. However he, along with the Board of Directors, felt that appointing an independent chairperson to the Board at that time would help improve the Company's corporate governance and bring new perspective on corporate oversight. On November 12, 2009, the Board of Directors met and appointed Ms. Herman as Chair. As the Chair of the Board, she is responsible for coordinating the activities of the directors, coordinating with the CEO to set the agenda for Board of Directors' meetings, chairing meetings of the Board, and leading the Board's review of the performance of the CEO.

        Prior to Ms. Herman's appointment as Chair, Mr. Shidlovsky had served as the lead independent director. If, in the future, the Chair of the Board of Directors is no longer independent, the Company's Governance Policies provide that a lead independent director shall be designated who would then assume the responsibilities set forth above.

        As a general matter, the Board of Directors has oversight responsibility with respect to risk management and is not responsible for the day-to-day management of risk issues, which is the responsibility of management. However, the Board of Directors has determined that it needs to take a more active role in risk management than it has in the past, and has directed that an analysis be conducted to identify key enterprise risks and mitigation strategies, and that an enterprise risk management plan be developed for the Company. The Board will oversee the implementation and maintenance of such a plan when it is in place. Further, in March 2010, the Board of Directors approved a Transactional Authority Matrix that identifies in detail various risk review factors for transactions or actions that require various members of management, the Audit Committee and/or the Board to review and approve. The Board also focuses on and discusses certain key areas of risk related to the Company's annual plan and the plan of its subsidiaries, and these areas of risk are periodically addressed and reviewed on an on-going basis.

        The members of the Board of Directors, and the committees of the Board of Directors on which they serve, are identified below:

Name	Audit		Compensation		Nomination and Governance
Joan Herman (Chair)	X		X
Noam Lotan
Shlomo Margalit(2)
Baruch Fischer(2)					X
Charles M. Gillman	X		X
Michael E. Keane	X	(1)
Michael J. McConnell
Igal Shidlovsky					X	(1)
Kenneth H. Shubin Stein	X				X
Philippe Tartavull			X	(1)

(1)
Committee Chair

(2)
The specified directors will not be continuing as members of the Board of Directors after the Annual Meeting.

Committees of the Board of Directors and Director Independence

        Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel, other experts or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of the current Board of Directors and of each committee (other than Messrs. Shlomo Margalit and Lotan who are officers and employees of MRV) and each of the director nominees to the Board of Directors meets the standards of independence under the Governance Policies and the rules of the Nasdaq Stock Market, LLC.

Audit Committee

        The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of MRV's accounting, auditing, and financial reporting practices. The Audit Committee's role includes overseeing MRV's system of internal controls and disclosure controls, accounting and auditing processes and discussing with management our processes to manage business and financial risk, and compliance with applicable legal, ethical and regulatory requirements. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm engaged to issue audit reports on our financial statements. The Audit

Committee relies on the expertise and knowledge of management and the independent registered public accounting firm in carrying out its oversight responsibilities. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Board of Directors has further determined that Mr. Keane is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K, promulgated under the Exchange Act. The Audit Committee met eight times during 2009. A current copy of the Audit Committee Charter is available on MRV's website at www.mrv.com.

        For additional information concerning the Audit Committee, see "Report of the Audit Committee" on page 34 of this proxy statement.

Compensation Committee

        The primary responsibilities of the Compensation Committee are: (a) to make recommendations to the Board of Directors as to our general compensation philosophy and to oversee the development and implementation of compensation programs; (b) to evaluate the performance of the CEO based on Board-approved goals and objectives, and based on this evaluation, recommend to the Board of Directors the CEO's annual compensation level; (c) to evaluate the performance of other senior management and make recommendations to the Board of Directors regarding annual compensation levels; (d) to review and make recommendations to the Board of Directors with respect to the Company's incentive compensation plans and equity-based plans; and (e) to grant awards under the Company's equity incentive plans to employees, not including executive officers. The Compensation Committee's role includes producing the report on executive compensation required by SEC rules and regulations. The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to select and retain special counsel or other experts or consultants, including sole authority to approve the fees and retention terms of such advisors, to assist in the discharge of its duties and responsibilities. The Compensation Committee met three times during 2009. A current copy of the Compensation Committee Charter is available on MRV's website at www.mrv.com.

Compensation Committee Interlocks and Insider Participation

        Messrs. Shidlovsky, Fischer, Guenter Jaensch and Daniel Tsui served on the Compensation Committee for most of 2009, with Mr. Shidlovsky as Chair of the committee. Ms. Herman was added upon joining the Board in October 2009, at which point Messrs. Jaensch and Tsui stepped down, and at the Board's November 2009 meeting, Messrs. Tartavull and Gillman were appointed, and Ms. Herman re-appointed, to the committee. No member of the Compensation Committee was, during 2009 or at any other time, an officer or employee of MRV or any of its subsidiaries; was formerly an officer of MRV or any of its subsidiaries; or had a relationship in 2009 requiring disclosure under applicable SEC regulations. No executive officer of MRV serves or served as an executive officer, director or member of the compensation committee (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors) of another entity, any of whose executive officers served as a member of the Compensation Committee or as a director of MRV.

Nomination and Governance Committee

        The principal responsibilities of the Nomination and Governance Committee are to: (a) lead the search for qualified director candidates for election to the Board of Directors, ensuring the Board of Directors has the appropriate mix of skills and expertise; (b) retain and terminate search firms used to identify director candidates; (c) solicit the views of the CEO, members of our senior management, and members of the Board of Directors regarding the qualifications and suitability of director candidates; (d) establish policies and procedures for the evaluation of director candidates put forth by our stockholders; (e) review and recommend to the Board of Directors a set of corporate governance principles, code of business conduct and ethics applicable to the Board of Directors and the Company;

and (f) oversee and evaluate compliance by the Board of Directors and senior management with those corporate governance principles, ethics standards and code of conduct. The Nomination and Governance Committee's role includes periodically reviewing the compensation paid to non-employee directors, and making recommendations to the Board of Directors for any adjustments. The Nomination and Governance Committee met three times in 2009. A current copy of the Nomination and Governance Committee Charter is available on MRV's website at www.mrv.com.

        Nominees for the Board of Directors should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Nomination and Governance Committee annually reviews with the Board of Directors the applicable skills and characteristics required of Board of Directors nominees in the context of current Board of Directors composition and Company circumstances. The Nomination and Governance Committee works with the Board of Directors to determine the appropriate characteristics, skills and experiences for the Board of Directors as a whole and its individual members with the objective of having a Board of Directors with business experience, diversity and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating the suitability of individual Board members, the Board of Directors takes into account many factors, including a general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company in today's business environment; an understanding of the Company's business and technology; educational and professional background; and personal accomplishment. The Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience and skill sets. In determining whether to recommend a director for re-election, the Nomination and Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board of Directors.

        Although the Board does not have a separate policy regarding diversity, it believes it is benefitted by a diversity of viewpoints, backgrounds and experience among its members, as reflected in the criteria for Board membership. Accordingly, diversity is one of the factors considered by the Nomination and Governance Committee in evaluating individuals for nomination to the Board of Directors.

        In November 2008, the Special Committee issued a recommendation to the Board of Directors to search for three new independent directors. In accordance with this recommendation, the Nomination and Governance Committee conducted a search for three additional director nominees to add depth and business and financial experience to the Board of Directors. In February 2009, the Nomination and Governance Committee hired Korn Ferry, an executive recruiting firm, to assist in this search and evaluate and identify potential candidates. In addition to the candidates recommended by Korn Ferry, numerous candidates were identified by various internal and third party sources, which suggestions were forwarded to the chairman of the committee to review. The committee chairman provided certain recommendations to Korn Ferry, which evaluated all recommended candidates along with candidates that it identified of its own accord.

        In July 2009, Mr. Keane, a nominee initially recommended by Korn Ferry, was recommended by the committee to the Board of Directors, and was appointed by the Board to serve as a director. Ms. Herman was identified by Ms. Painter to the chairman of the committee and was evaluated and recommended by Korn Ferry. In October 2009, Ms. Herman was recommended by the committee to the Board of Directors, and was appointed by the Board to serve as a director. Mr. Tartavull was identified by Mr. Lotan and evaluated and recommended by Korn Ferry. He joined the Board in November 2009 upon recommendation by the committee and approval by the Board.

        In addition, three more directors joined the Board as part of a settlement agreement entered into in October 2009 resolving a proxy contest with dissident stockholders. As part of the settlement agreement, the Company agreed that the Board of Directors would recommend for approval three director nominees designated by the dissident stockholders, Messrs. Gillman, McConnell and Shubin Stein were, who elected to the Board in November 2009 at the Annual Meeting of Stockholders.

        The committee will consider stockholder recommendations for candidates for the Board of Directors. All stockholder recommendations must be in writing, addressed to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary (or if MRV's corporate headquarters have changed, to MRV's new corporate headquarters as publicly announced). Submissions must be made by certified mail or commercial courier service (i.e., Federal Express). Hand delivered or emailed submissions will not be considered.

Special Committee

        The Special Committee was formed to review MRV's historical stock option granting practices and related accounting as well as other issues. Mr. Harold Fuschtgott-Roth served as the Chair of the Committee and Messrs. Tsui and Fischer were the other two members. The Special Committee met 24 times in 2009 and completed its services upon the filing of our restated financial statements in October 2009.

Compensation of Non-Employee Directors

        Our compensation program for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of MRV's size and scope; compensation should align directors' interests with the long-term interest of our stockholders; and the structure of the compensation should be simple, transparent and easy to understand. In November 2009, the Board of Directors approved a change in the structure of its compensation plan.

        Cash Compensation.    Prior to November 2009, each non-employee director received an annual cash retainer fee of $18,000 paid in monthly installments and $1,000 for each Board meeting and Compensation, Audit and Nomination and Governance Committee meeting attended in person or telephonically. In addition, substantial efforts and time commitments were made by the Special Committee members for conducting their investigation in 2009, and by the Chair of the Nomination and Governance Committee to identify and recommend three candidates for the Board of Directors in 2009. For their additional services in 2009, the Chair of the Special Committee received $50,800, Special Committee members received $11,700, and the Chair of the Nomination and Governance Committee received $37,000.

        In November 2009, the Board of Directors approved a revised annual cash compensation arrangement. Under the revised cash compensation arrangement, each non-employee director is entitled to an annual cash retainer fee of $40,000, and the per meeting fee was eliminated. Members of the Audit Committee receives an additional $3,000 annual cash retainer fee and the members of the Compensation and Nomination and Governance Committees receive an additional $2,500 annual cash retainer fee. The Chair of the Audit Committee receive an additional $5,000 annual cash retainer, the Chairs of the Compensation and Nomination and Governance Committees receive an additional $4,000 annual cash retainer, and the Chair of the Board of Directors receives an additional $60,000 annual cash retainer. Further, the Board approved a one-time annual fee for the Chair of the Board equal to her Chair fee in order to compensate her for the extraordinary efforts that she is expected to contribute in her initial 12-month term. The cash retainer fees are paid in quarterly installments, and are prorated as appropriate based upon the dates and capacities in which each individual non-employee director serves.

        Equity Compensation.    The compensation arrangement for non-employee directors approved in November 2009 includes automatic annual grants of stock options and restricted stock. Under the arrangement, each non-employee director will be granted an option to purchase 20,000 shares of Common Stock, at an exercise price equal to the closing price of Common Stock on the date of grant, which is the same date as the annual grant to employees. The options will vest over four years pro rata in annual installments, however, the options will vest in full on an accelerated basis upon a change of control (as defined in our 2007 Omnibus Incentive Plan). On the same grant date, each non-employee director will also be granted 10,000 shares of restricted stock, which will vest upon the earlier of one year or a change of control. The Chair of the Board of Directors will be granted an additional 9,000 shares of restricted stock and option to purchase an additional 18,000 shares of Common Stock annually, and will receive an additional one-time grant of 9,000 shares of restricted stock and option to purchase 18,000 shares of Common Stock on the next grant date. No stock options or restricted stock were granted to directors in 2009.

        Upon approval of the revised compensation arrangement, the Board noted that certain directors had promised our stockholders that they would not take cash compensation or restricted stock if elected to the Board. Therefore, the Board provided all of its directors the ability to elect to receive stock options in lieu of payment of the cash compensation or restricted stock grants described above. The equivalent stock options are to be valued pursuant to the Black-Sholes valuation method, and will be granted on the same date as the annual grant of stock options to Board members.

Non-Employee Director Compensation Table

        The following table summarizes the compensation of our non-employee directors in fiscal year 2009. Messrs. Lotan (our CEO), and Shlomo Margalit, (our Chief Technical Officer), were compensated as full-time employees and received no additional compensation for their service as directors. Information regarding the compensation awarded to each of Messrs. Lotan and Margalit is reported in the Summary Compensation Table and related executive compensation tables, beginning on page 28 of this proxy statement.

Name of Director	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)(2)	Total ($)
Joan Herman(3)	27,667	—	27,667
Baruch Fischer	50,332	—	50,332
Harold Furchtgott-Roth	82,754	50,238	132,992
Charles M. Gillman(4)(5)	—	—	—
Guenter Jaensch	50,247	78,842	129,089
Michael E. Keane(6)	18,300	—	18,300
Michael J. McConnell(4)	5,444	—	5,444
Igal Shidlovsky	78,666	—	78,666
Kenneth H. Shubin Stein(4)(5)	—	—	—
Philippe Tartavull(4)	5,989	—	5,989
Daniel Tsui	32,945	123,411	156,356

(1)
The amounts reported in the "Fees Earned or Paid in Cash" column reflect the total annual cash retainer and other cash compensation earned by each director in fiscal year 2009.

(2)
Messrs. Furchtgott-Roth, Jaensch and Tsui retired from the Board of Directors effective November, 11, 2009. As reward for their many years of service and supporting the settlement agreement with dissident stockholders by relinquishing their directorships, the Board of Directors modified their existing stock option grants by accelerating any unvested options and extending to a maximum of three years the time in which the options can be exercised so long as such extensions do not surpass the original ten-year terms of the grants. The amounts reported in the "All Other Compensation" column reflect the compensation costs recognized for financial statement reporting purposes in fiscal year 2009 in accordance with the Statement of Financial Accounting Standards No. 123(R) Share-Based Payment ("SFAS 123R"). Please refer to Note 14 (Share-Based Compensation) in the Notes to our financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2009, for the relevant assumptions used to determine the valuation of stock option awards.

(3)
Ms. Herman was appointed to the Board of Directors on October 8, 2009, and was designated as the Chair of the Board of Directors on November 12, 2009.

(4)
Each of Messrs. Gillman, McConnell, Shubin Stein and Tartavull were elected to the Board of Directors on November 11, 2009, and have earned fees from that date forward.

(5)
Messrs. Gillman and Shubin Stein have each elected to receive stock options in lieu of a cash retainer, as described above in Equity Compensation under the section entitled "Compensation of Non-Employee Directors." Messrs. Gillman and Shubin Stein have each earned an equivalent of $6,193.05 in fees in 2009 which will be provided to them in a stock option award pursuant to the terms discussed above.

(6)
Mr. Keane was appointed to the Board of Directors on July 23, 2009, and has earned fees from that date forward.

Compliance with Section 16(a) of the Exchange Act

        Under Section 16(a) of the Exchange Act, our directors, executive officers and stockholders who own more than 10% of a registered class of the Company's equity securities are required to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% or greater stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We believe, based on filings we have made on behalf of directors and officers, and on a review of copies of such reports furnished to us, that the reports required of our executive officers, directors and 10% or greater stockholders were duly and timely filed during the year ended December 31, 2009, with the exception of the late filing of Ms. Gruninger's initial Form 3 upon her promotion.

Relationships of Officers and Directors

        Mr. Near Margalit, Co-President of MRV and CEO of Source Photonics, is the son of Mr. Shlomo Margalit, MRV's Chief Technical Officer.

        There are no transactions or series of transactions in 2008 or 2009 in excess of $120,000 regarding related persons as defined by the rules and regulations promulgated under the Exchange Act. If there were any such related party transaction, it is the responsibility of the Audit Committee to review and approve such transaction pursuant to the Audit Committee Charter.

Communications with the Board of Directors

        The Board of Directors maintains a process by which stockholders and other interested parties may communicate with members of the Board of Directors. Any stockholder or other interested party who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Chief Compliance Officer, 20415 Nordhoff Street, Chatsworth, California 91311.

        All communications received in accordance with this procedure will be reviewed initially by our Chief Compliance Officer to determine that the communication is a message to our directors and will be relayed to the appropriate director or directors unless the officer determines that the communication is an advertisement or otherwise constitutes inappropriate material. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate.

Code of Business Conduct and Corporate Governance

        We have adopted a Code of Business Conduct and Corporate Governance that applies to all of our directors, officers and employees. In compliance with the applicable rules of the SEC, special ethics obligations of the CEO, CFO, Controller and other employees who perform financial or accounting functions are set forth in the section of the Code of Business Conduct and Corporate Governance entitled "Special Ethics Obligations of Employees with Financial Reporting Responsibilities." The Code is available through our website at www.mrv.com. Printed copies are available free of charge and may be requested by contacting the Investor Relations Department either by mail at corporate headquarters, by telephone at (818) 886-6782 or by e-mail at ir@mrv.com.

        We intend to satisfy the disclosure requirements under the Exchange Act regarding an amendment to, or a waiver from, the Code of Business Conduct and Corporate Governance by posting such information on our website at www.mrv.com.

EXECUTIVE OFFICERS OF THE COMPANY

        Biographies of the current executive officers of the Company are set forth below, excluding the biography of Mr. Lotan, which is included under "Director Nominees" in the election of directors section above.

        Shlomo Margalit, age 68, Chief Technical Officer

        Mr. Shlomo Margalit is a Co-founder of MRV, was its Chairman of the Board since MRV's inception in July 1988 through November 2009 and remains a director to present, and continues in his role as our Chief Technical Officer. From May 1985 to July 1988, Mr. Margalit served as a founder and Vice President of Research and Development for LaserCom, Inc., a manufacturer of semiconductor lasers. From 1982 to 1985, Mr. Margalit served as a senior research associate at the California Institute of Technology ("Caltech") and from 1976 to 1982, a Visiting Associate at Caltech. From 1972 to 1982, Mr. Margalit served as a faculty member and associate professor at the Technion. During his tenure at the Technion, Mr. Margalit was awarded the "Israel Defense" prize for his work in developing infrared detectors for heat guided missiles and the David Ben Aharon Award for Novel Applied Research. Mr. Margalit holds a bachelor of science degree, a master's degree and a Ph.D. in electrical engineering from the Technion.

        Near Margalit, age 37, Co-President of MRV; Chief Executive Officer of Source Photonics, Inc.

        Mr. Near Margalit has served as Co-President of MRV since July 2009. He has also served as the CEO of MRV's subsidiary Source Photonics, Inc. since February 2003. From May 2002 until February 2003, he served MRV as Vice President of Marketing and Business Development. From 1998 until May 2002, he was founder, Chairman and Chief Technology Officer for Zaffire, Inc., a DWDM Metro Platform company, which was acquired by Centerpoint in October 2001. Prior to founding Zaffire, he was employed by MRV, both in the Optical Component and Networking Equipment groups. Mr. Margalit earned a bachelor of science degree in applied physics from Caltech and a Ph.D. in Optoelectronics from the University of California, Santa Barbara.

        Mary Jane Gruninger, age 72, President of Network Equipment Group

        Ms. Gruninger has served as President of MRV's Network Equipment group since December 2009. Prior to that, she was the General Manager of the Out-of-Band Networking Products Group of MRV since October 2003. She has been with MRV since its acquisition of Xyplex in 1998 when she became the Vice President of Engineering for a group specializing in Wide Area Networking (WAN) technologies. In 2001, Ms. Gruninger founded Cimi Networks, an MRV company, where she was responsible for the architecture and development of a product for the 3G mobile networking infrastructure. At Xyplex, she was a developer, architect, and manager in their WAN and FDDI products group. Prior to Xyplex, Ms. Gruninger was an engineer at Apollo Computer (later acquired by Hewlett-Packard) working in a group that was a leader in the specification and development of FDDI products. She was a member of the ANSI FDDI Standards Committee and the ANSI Network Management Standards Committee. Ms. Gruninger received a bachelor of science degree from the University of Illinois, and master's degrees in mathematics and computer science from West Virginia University.

        Chris King, age 38, Chief Financial Officer

        Mr. King has served as MRV's CFO since July 2009. Prior to that, he was MRV's Vice President of Finance and Chief Compliance Officer from January 2008. From 2005 through December 2007, he served as the Senior Vice President, Finance for Tandberg Television, which was a public company traded on the Oslo exchange until it was acquired by Ericsson in 2007. In 2005, Tandberg acquired GoldPocket Interactive, Inc. where Mr. King served as CFO, Secretary and Treasurer from the time he joined in 2000. From 1993 through 2000, he practiced accounting with PricewaterhouseCoopers. Mr. King holds a bachelor of arts degree in business economics from the University of California, Santa Barbara, and he is a certified public accountant.

        Jennifer Hankes Painter, age 40, Vice President, General Counsel and Chief Compliance Officer

        Ms. Painter joined MRV as Vice President, General Counsel in February 2009, became the Chief Compliance Officer in July 2009, and added the title of Secretary in November 2009. Prior to joining MRV, from 2004 to 2008 Ms. Painter served as vice president, assistant general counsel for The Ryland Group, Inc., a national homebuilder, where she was responsible for the company's regulatory compliance, corporate governance, financings, and general corporate and employment law. From 2001 to 2004, Ms. Painter served as vice president, general counsel of Cadiz Inc., a public water and agricultural company previously traded on Nasdaq, where she was responsible for the company's domestic and international legal and compliance issues. Prior to joining Cadiz, Ms. Painter was employed as an associate with Sullivan & Cromwell LLP, an international law firm, where she dealt with merger and acquisition transactions, securities and other corporate matters; and was an officer in the U.S. Army Corps of Engineers prior to her legal career. She received a bachelor of science degree in civil engineering from the U.S. Military Academy and a juris doctor degree from Loyola Law School of Los Angeles. Ms. Painter is an active member of the California Bar.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This compensation discussion and analysis explains our strategy, design and decision-making around our compensation programs and practices as they relate to the Named Executive Officers. The Compensation Committee has the responsibility for evaluating, approving and recommending to the Board of Directors MRV compensation programs. The Compensation Committee is also responsible for reviewing and evaluating the performance of our CEO and his direct reports, including all of the Named Executive Officers, relative to meeting corporate goals and objectives, and determining compensation levels for these officers based on this evaluation.

 Philosophy

        The Compensation Committee believes that the best mix of compensation consists of base salary, performance-based cash bonuses and longer-term equity incentive compensation in the form of stock options. Base salaries are a necessary part of our compensation program and provide executives with a fixed portion of pay that is not performance-based. However, our compensation policies are generally structured to establish a competitive overall compensation package that is heavily weighted towards pay for performance. Accordingly, we set base salaries within a market-based range where the midpoint of the range is set below the industry average, and weight accomplishment of corporate performance objectives in the form of incentive bonuses and long-term equity awards.

        In March 2010, the Board of Directors approved the MRV Incentive Compensation Plan (the "Plan"), a performance-based incentive plan applicable to the Named Executive Officers and other management. In order to determine performance-based annual incentive compensation, the Compensation Committee uses factors such as our financial results in an effort to align the financial interests of our management, including the Named Executive Officers, with the results of MRV's performance. Specifically, the Plan ties bonus payments to operating income and revenue targets as well as the achievement of other key performance objectives, which the Compensation Committee and Board deem to be areas of focus for management at this time.

        We believe long-term equity awards attract and motivate a highly-talented executive team. Our equity awards are designed to create a strong connection between executive compensation and sustainable long-term shareholder value.

        This philosophy may cause compensation to fluctuate from year to year, and as a result, the Named Executive Officers' compensation levels may be above or below the comparable range of our peers. The Compensation Committee has reviewed our compensation policies and practices for all employees, including executive and non-executive officers, and determined that our compensation programs do not give rise to risks reasonably likely to have material adverse effect on MRV. The Committee noted several design features of MRV's incentive programs for all executive officers in particular that reduce the likelihood of excessive risk-taking and instead encourage behaviors that support sustainable long-term stockholder value:

  •
  The program design provides a balanced mix of annual and longer-term incentives and performances metrics (operating income, revenue and individual objectives).

  •
  There is a significant weighting towards long-term incentive compensation that discourages short-term taking.

  •
  Goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation.

        To the extent readily determinable, the Compensation Committee considers the anticipated tax treatment to MRV and to the officers and employees of various types of compensation, including the limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended. Some types of compensation and associated deductibility for Company tax purposes depend upon the timing, pricing, vesting or exercise of granted stock options. Interpretations of and changes in the tax laws also affect the deductibility of compensation.

Annual Compensation Methodology

        The Compensation Committee meets annually to review the salary, bonus and stock option award compensation given to the Named Executive Officers and our other highly compensated employees, and reviews and recommends to the Board the incentive plans for each of our subsidiaries and business segments. In addition, the Plan provides for bonuses based on corporate, business unit, and individual performance as applicable, and each year the Compensation Committee will adjust targets obtainable pursuant to the Plan. For Named Executive Officers, the Compensation Committee determines whether MRV's financial performance for the preceding year justifies adjustments to base salaries, bonuses and granting of share-based compensation as part of its annual review. In addition, from time to time, the Compensation Committee may consider discretionary bonuses for performance exceeding expectations. The Compensation Committee then recommends its compensation proposal to the full Board for its approval. The full Board also approves the annual operating plan for the year on which the financial targets of the Plan are based.

        Each year, the Compensation Committee reviews and approves proposed grants of awards for equity incentive plan participants. Common Stock-based awards are viewed as an important component of total executive pay, aligning compensation with increasing stockholder value and, thus, providing an important benefit to stockholders. Stock options provide a financial reward only in the event that stockholder values are increased. Generally, within compensation programs, stock options are viewed as a cost-effective method for providing equity-based long-term incentive compensation.

The Role of Consultants

        In January 2010 the Compensation Committee retained the services of Farient Advisors, an executive compensation consulting firm. Farient serves as our outside compensation advisor to provide advice regarding executive compensation decisions. Under the terms of the engagement, Farient provides the Compensation Committee with relevant competitive market data and alternative program designs to consider. Farient has no relationship with MRV other than as our compensation consultant, and will not provide additional services to us without the advance consent of the Compensation Committee.

        To support our Compensation Committee's decision-making in 2010, Farient prepared a comprehensive assessment of compensation for the top 50 executive positions in the seven countries in which these positions are located. The review was intended to help the Compensation Committee: (a) understand current competitive positioning across business entities and locations; (b) establish a competitive pay structure that can be applied consistently across MRV, while taking into account country-specific market practices and the relative impact of positions internally; and (c) institute a total compensation philosophy and structure that is weighted towards pay-for-performance.

        The Farient study analyses set forth our competitiveness regarding base salaries, total cash compensation, long-term incentive values and total direct compensation. Farient then made recommendations to align MRV with our market peers, taking into consideration the Compensation Committee's emerging philosophy to weight overall compensation towards pay-for-performance.

        The Compensation Committee also solicits input from the CEO and VP, Human Resources & Corporate Development regarding general compensation policies, including the appropriate level and mix of compensation for other executive officers.

Determination of CEO's Compensation

        Mr. Lotan's base salary is subject to change at the discretion of the Board of Directors under the terms of his employment agreement described below under "Employment Agreements and Change of Control Arrangements." In determining the amount of Mr. Lotan's base salary, bonus and stock option awards, the Compensation Committee reviewed industry market data provided by Farient as described below. The Compensation Committee also considered factors such as Mr. Lotan's years of service with MRV, the historical compensation paid to Mr. Lotan and MRV's other executives, and MRV's financial performance and share-price performance for the past year in particular.

The Role of Peer Groups and Benchmarking

        As part of Farient's services, the consultant provided a competitive analysis of market pay practices for our CEO and CFO. In consultation with the Compensation Committee, Farient selected a compensation peer group of the following 11 public communication equipment and networking companies that Farient believed to be similar to us based on product and customer profile:

  •
  Aviat Networks, Inc.

  •
  F5 Networks, Inc.

  •
  CIENA Corp.

  •
  Finisar Corp.

  •
  Tekelec

  •
  Emulex Corp.

  •
  Extreme Networks Inc.

  •
  Opnext, Inc.

  •
  Sonus Networks, Inc.

  •
  Infinera Corp.

  •
  Oclaro, Inc.

        The peer group revenues ranged from $200 million to $700 million, with a median revenue of approximately $400 million. The peers were also selected due to their substantial international presence, with international revenue near 60% of total revenue. The peer group compensation data was analyzed along with published survey data. The general compensation survey information was provided by iPas Global Technology Survey, Mercer LLC and Towers Watson.

Incentive Compensation Plan and Bonus Targets

        In March 2010, the Board of Directors approved our Incentive Compensation Plan and bonus targets for management and other participants under the Plan for 2010. In approving the targets for 2010 performance-based cash bonus compensation, the Compensation Committee and Board took the Farient benchmarking study into consideration and their philosophy of weighting performance-based compensation. The targets are calculated as percentages of base pay, and are as set forth for the following Named Executive Officers:

Name	Bonus Target
Noam Lotan	75%
Near Margalit	60%
Mary Jane Gruninger	45%
Chris King	60%
Jennifer Hankes Painter	60%

        The Plan, which sets forth the terms for which an annual bonus is earned, states that a majority of the individual's bonus is based on the operating income and revenues of the business operating unit to which the participant of the Plan belongs. The bonuses for participants are also based in part on pre-determined individual objectives, which are aligned with the objectives of the Company. For the Named Executive Officers, the individual objectives are weighted 20 percent. The remaining 80% is allocated 75% to operating income targets and 25% to revenue targets tied to Board-approved annual operating plans for the Company and its subsidiaries. For Mr. Near Margalit, CEO of Source Photonics, a significant subsidiary of the Company, however, a modified plan was approved. Under his modified plan, 20% of the bonus is based on the Company's operating income and revenues, and 80% is based on factors specific to Source Photonics, including revenue, operating income, working capital and quality.

        No bonus will be earned or paid under the Plan if operating income falls below 75% of the Board-approved annual operating plan, nor will a bonus be earned unless the participant is employed as of the end of the Plan year, regardless of the reason for termination. The target bonus percentages are based on the individual participant's level of responsibility in the Company and market factors. The foregoing description of the Plan is not complete and is qualified in its entirety by the full text of such document, which can be located in Exhibit 10.1 to a Current Report on Form 8-K we filed on March 29, 2010.

Policy Governing Grant of Stock Options

        In 2006, we adopted a written stock option policy to supplement the provisions of our equity-compensation plans and to govern the timing of stock option grants to employees generally and to officers and directors in particular. The goal in creating and adopting the policy was to seek to ensure that equity-based awards were made in a manner consistent with the terms of the governing plans and at prices and times that are determinable, and only upon approval by the Compensation Committee, or the Board of Directors for certain executives including the Named Executive Officers.

2009 Compensation Decisions

        Base Salary and Annual Cash Bonus.    Due to the fact that the Company determined that its financial statements could not be relied upon in 2008 and the Company's business was also being affected by the global economy's recession, the Compensation Committee determined that the Named Executive Officers should receive the same base salaries in 2009 as they received in 2008. In addition, no cash bonuses were awarded in 2009 to the Named Executive Officers for 2008 performance with the exception of $45,000 to Mr. King in his role as VP, Finance at the time. By March 2009, the recession was affecting our business significantly, and management recommended a 10% temporary pay cut for certain officers and employees, including Messrs. Lotan, King, Shlomo Margalit and Avidan and Mmes. Gruninger and Painter. The Board of Directors approved of such pay cut and accepted a 10% pay cut of its own fees until such time as employee pay was restored. In June 2009, due to his efforts in leading the restatement process, Mr. King's base salary was increased $40,000, subject to the temporary 10% pay cut. At the same time, Mr. Near Margalit received a $10,000 discretionary bonus in recognition of his efforts in addressing the impact of the challenging market environment. The 10% temporary pay cut was reviewed in November, and full pay was reinstated for all except Messrs. Lotan and Shlomo Margalit. In addition, officers and employees received a one-time bonus that resulted in a 35% return of their lost wages due to the pay cut. In October and November 2009, we completed the restatement of our financial statements and became current with all of our periodic filings with the SEC. In recognition of these efforts, the Board of Directors granted a special bonus of $31,500 for Mr. King and $30,000 for Ms. Painter.

        In March 2010, the Board of Directors approved discretionary bonuses for management of the Company based on 2009 performance. In making its recommendations to the Board, the Compensation Committee considered the contributions of the Named Executive Officers and other highly compensated employees towards improving the profitability of the Company in light of the challenging economic and operating environment in 2009. Bonuses were approved for the following Named Executive Officers in a combination of cash and stock options as follows:

Name	Cash Amount	Number of Options
Noam Lotan	—	53,940
Near Margalit	$80,000	—
Mary Jane Gruninger	$15,750	—
Chris King	$60,000	64,728
Jennifer Hankes Painter	$44,000	47,467

        For purposes of cash management, the stock options were approved for grant in lieu of an equivalent cash bonus based on a Black-Scholes valuation. The stock options will vest over four years pro rata in annual installments from the grant date or upon a change of control, with an exercise price equal to the closing price of the our Common Stock on the next available grant date in accordance with Company policy. In addition, in March 2010, taking benchmarking information from the Farient compensation study and personal performance into account, the Compensation Committee recommended and the Board approved salary increases for Mr. King of $20,000 and Ms. Painter of $30,000, for a total base salary of $230,000 each.

        Stock Option Grants.    Stock options were granted to each of Mr. King and Ms. Painter on December 1, 2009 under the Omnibus Plan. The options vest pro rata over four years in annual increments and accelerate upon a change of control. Mr. King received a grant of 20,000 stock options in connection with his promotion to CFO, and Ms. Painter received 50,000 stock options in connection with her offer and acceptance of employment with the Company. Due to the pending restatement of its financial statements, the Compensation Committee did not recommend any annual grants of equity for 2009 other than for promotions and new hires. The Compensation Committee believes that equity grants are an important part of long-term variable incentive compensation which aligns management with shareholder value, and as such, has agreed upon an aggregate annual equity grant amount for 2010 which will be approved and granted to specific employees, including Named Executive Officers, in due course.

Employee Benefits

        Executives are generally entitled only to benefits consistent with those offered to our other employees. We offer group life, disability, medical, dental and vision insurance and a 401(k) plan.

 Compensation Committee Report

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, in whole or in part, including its Annual Report on Form 10-K/A for the year ended December 31, 2009 and its Registration Statements on Forms S-3 and S-8, the following Report shall not be incorporated by reference into any such filings.

        The Compensation Committee of MRV Communications, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Exchange Act and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference in the Annual Report on Form 10-K/A for the year ended December 31, 2009.

Compensation Committee of the Board of Directors
Philippe Tartavull, Chair Charles M. Gillman Joan Herman

 Summary Compensation Table

        The following table summarizes information regarding compensation paid and the fair value of option grants during each of the past three fiscal years to the Named Executive Officers serving at December 31, 2009.

	Year	Salary	Bonus(1)	Option awards(2)	All other compensation(3)		Total
Noam Lotan(4)	2009	$262,500	$—	$—	$8,015		$270,515
Chief Executive Officer and	2008	$272,650	$—	$151,470	$8,294		$432,414
Director	2007	$258,853	$—	$273,504	$9,079		$541,436
Shlomo Margalit(5)	2009	$111,058	$—	$—	$3,480		$114,538
Chief Technical Officer and	2008	$115,267	$—	$—	$3,572		$118,839
Director	2007	$110,000	$—	$—	$3,414		$113,414
Near Margalit(6)	2009	$272,596	$90,000	$—	$8,626		$371,222
Co-President of MRV,	2008	$261,971	$—	$106,920	$8,873		$377,764
CEO, Source Photonics, Inc.	2007	$248,076	$30,000	$256,410	$8,756		$543,242
Mary Jane Gruninger(7)	2009	$136,770	$19,019	$—	$5,325		$161,114
President, Network Equipment Group
Chris King(8)	2009	$186,076	$95,995	$11,498	$8,160		$301,729
Chief Financial Officer	2008	$162,265	$45,000	$44,550	$2,658		$254,473
Jennifer Hankes Painter(9)	2009	$156,923	$78,670	$28,745	$5,859		$270,197
VP, General Counsel and Chief Compliance Officer
Guy Avidan(10)(11)	2009	$209,032	$1,518	$—	$49,808	(12)	$260,358
Former Co-President of MRV and	2008	$202,964	$110,114	$82,418	$45,858	(12)	$441,354
President, Network Equipment	2007	$146,304	$—	$256,410	$36,110	(12)	$438,824
Group

(1)
Messrs. King and Avidan and Mmes. Gruninger and Painter received bonuses in December 2009 to reinstate approximately 35% of the 10% reduction in their salary they had incurred from March to November 2009. In addition, Mr. Near Margalit received a $10,000 discretionary cash bonus in June 2009 for his turnaround efforts, and Mr. King and Ms. Painter received cash bonuses of 15% of their base salary in December 2009 for their work in connection with completion of the restatement of our financial statements and becoming current with SEC filings. The remainder of the cash bonuses set forth in 2009 for Messrs. Near Margalit and King, and Mmes. Gruninger and Painter, were earned in 2009 and paid out in March 2010. The annual cash bonus earned in 2008 by Mr. King was paid out in January 2009. The annual cash bonus earned in 2007 by Mr. Near Margalit was paid out in March 2008. In July 2008, Mr. Avidan received a bonus to compensate him for the fact that his base salary had not increased in the preceding year to reflect his added responsibilities as CFO.

(2)
Amounts reflect the aggregate grant date fair value determined by MRV calculated in accordance with Financial Accounting Standards Board ASC 718 Compensation—Stock Compensation. Due to a change in the SEC's rules effective February 28, 2010, this column no longer reflects the dollar amount recognized in the current year for financial statement reporting purposes in accordance with SFAS No. 123R, but instead, reflects the aggregate grant date fair value on the grant date. Therefore, 2007 and 2008 amounts differ from those reflected in prior filings. The stated amounts do not reflect whether the recipient will actually realize a financial benefit from the awards. For additional information regarding valuation assumptions, refer to Note 14 (Share-Based Compensation) in the Notes to our financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2009.

(3)
With the exception of Mr. Avidan, none of the Named Executive Officers received perquisites in excess of $10,000, and therefore such amounts are not included in the "All other compensation" or "Total" columns. For each Named Executive Officer except Mr. Avidan, "All other compensation" includes life insurance premiums paid and MRV contributions to its 401(k) savings plan on the officer's behalf.

(4)
Mr. Lotan retained the title of CEO but relinquished the title of President to accommodate the promotion of two Co-Presidents in July 2009. He continues to serve on the Board of Directors as a director.

(5)
Mr. Shlomo Margalit stepped down as Chairman of the Board and Secretary in November 2009, but remained as MRV's Chief Technical Officer and is still serving on the Board of Directors through May 21, 2010.

(6)
Mr. Near Margalit added the title of Co-President of MRV to his existing position as CEO of Source Photonics, Inc. in July 2009.

(7)
Ms. Gruninger was promoted to the position of President, Network Equipment group in December 2009.

(8)
Mr. King joined MRV in January 2008 as VP, Finance and Chief Compliance Officer, and was promoted to CFO in July 2009.

(9)
Ms. Painter joined MRV in February 2009 as VP, General Counsel, added the Chief Compliance Officer role in July 2009, and became the Company's Secretary in November 2009.

(10)
Mr. Avidan became the acting CFO in July 2007 and was named CFO in March 2008. In July 2009, he was promoted to the position of Co-President of MRV and President of MRV's Network Equipment group, and stepped down to the position of Vice President in December 2009, where he remained until his departure in February 2010.

(11)
Mr. Avidan was employed by MRV International, Inc., a wholly-owned subsidiary of MRV, and was an Israeli employee. Therefore, all of his base salary in 2007, $167,964 of it in 2008, and $145,532 in 2009, and all amounts under "All Other Compensation", were paid in Israeli shekels and converted to U.S. dollars for purposes of this table. The conversion rate used (average for calendar year) was $0.2553 per shekel in 2009, $0.2799 per shekel in 2008, and $0.2438 per shekel in 2007.

(12)
Mr. Avidan received the benefit of a Company-leased car in the amounts of $16,272 for 2009, $20,630 for 2008, and $14,135 for 2007. Manager's insurance premiums were paid on his behalf for his benefit in the amounts of $19,400 for 2009, $21,271 for 2008, and $18,528 for 2007. All of the perquisites set forth above for Mr. Avidan were paid in shekels and converted to U.S. dollars for purposes of this table pursuant to the method described in footnote (11) above.

 Grants of Plan-Based Awards in 2009

        The following table summarizes share-based awards to Named Executive Officers during 2009:

Name	Grant date	Approval date	Number of securities underlying options(1)	Exercise price of option award ($/share)(2)	Grant date fair value of option award(3)
Chris King	12/1/09	11/19/09	20,000	$0.78	$11,498
Jennifer Hankes Painter	12/1/09	11/19/09	50,000	$0.78	$28,745

(1)
Each of these non-qualified stock option awards vests pro rata over four years in annual increments from the date of grant, provided the executive officer is employed by the Company on such vesting dates.

(2)
The exercise price for the stock options granted was the closing price of our Common Stock as reported by the OTC Pink Sheets on the date of grant.

(3)
Dollar amounts reflect the value of the awards determined using the Black-Scholes model, which is the method we use to report the fair value for option awards in our financial statements in accordance with SFAS No. 123R, and do not reflect the actual value that may be realized upon exercise. The grant date fair value per option is $0.57 for each of these awards. The assumptions used to calculate the value of the option awards are set forth under Note 14 (Share-Based Compensation) in the Notes to the financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2009.

 Outstanding Equity Awards at 2009 Fiscal Year-End

Name	Grant date		Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price(1)	Option expiration date(2)
Noam Lotan	10/29/01	(3)	80,000	—	$2.70	9/21/11
	10/29/02	(4)	—	100,000	$0.99	10/29/12
	10/29/02	(5)	12,000	—	$0.99	10/29/12
	12/29/03	(5)	20,000	—	$3.35	12/29/13
	3/22/04	(5)	25,000	—	$2.80	3/22/14
	2/28/05	(5)	60,000	—	$3.70	2/28/15
	12/30/05	(5)	35,000	—	$2.05	12/30/15
	6/1/06	(5)	52,500	17,500	$3.24	6/1/16
	8/1/07	(5)	80,000	80,000	$2.63	8/1/17
	3/3/08	(5)	42,500	127,500	$1.49	3/3/18
Shlomo Margalit(6)	N/A		—	—	$—	N/A
Near Margalit	7/17/02	(5)	190,000	—	$1.10	6/11/12
	12/29/03	(5)	20,000	—	$3.35	12/29/13
	3/22/04	(5)	18,000	—	$2.80	3/22/14
	8/31/04	(5)	18,000	—	$2.22	8/31/14
	2/28/05	(5)	47,500	—	$3.70	2/28/15
	12/30/05	(5)	28,000	—	$2.05	12/30/15
	6/1/06	(5)	52,500	17,500	$3.24	6/1/16
	8/1/07	(5)	75,000	75,000	$2.63	8/1/17
	3/3/08	(5)	30,000	90,000	$1.49	3/3/18
Mary Jane Gruninger	1/16/03	(5)	12,000	—	$0.67	10/8/12
	5/9/03	(5)	39,000	—	$1.11	4/9/13
	12/5/03	(5)	8,000	—	$2.99	10/24/13
	4/6/04	(5)	9,000	—	$2.80	3/22/14
	6/30/04	(5)	9,000	—	$2.74	6/30/14
	11/30/04	(5)	40,000	—	$3.86	11/30/14
	7/3/06	(5)	7,500	2,500	$3.07	7/3/16
	9/1/06	(5)	11,250	3,750	$2.44	9/1/16
	8/1/07	(5)	17,500	17,500	$2.63	8/1/17
Chris King	3/3/08	(5)	12,500	37,500	$1.49	3/3/18
	12/01/09	(5)	—	20,000	$0.78	12/1/19
Jennifer Hankes Painter	12/1/09	(5)	—	50,000	$0.78	12/1/19
Guy Avidan(7)	7/17/02	(5)	60,000	—	$1.10	6/11/12
	6/9/03	(5)	10,000	—	$1.11	4/9/13
	12/16/03	(5)	20,000	—	$2.99	10/24/13
	1/14/05	(5)	30,000	—	$3.67	12/31/14
	11/30/05	(5)	10,000	—	$1.82	11/30/15
	7/3/06	(5)	7,500	2,500	$3.07	7/3/16
	9/1/06	(5)	15,000	5,000	$2.44	9/1/16
	8/1/07	(5)	75,000	75,000	$2.63	8/1/17
	3/3/08	(5)	23,125	69,375	$1.49	3/3/18

(1)
The closing stock price of our Common Stock as of March 31, 2010 was $1.33 per share, and therefore, most of the option grants listed above have no in-the-money value.

(2)
Certain grants through January 14, 2005 set forth above were previously disclosed as having an earlier grant date. However, in 2009, we completed a review of our historical stock option grant practices, and determined that the later dates were appropriate. Therefore, the expiration dates on the affected stock option grants do not provide for exact 10-year terms.

(3)
20% vested each year for five years from the date of grant, with a 10-year term.

(4)
100% vests 10 years from the date of grant, and must be exercised on the date of vesting if at all.

(5)
25% vests each year for four years from the date of grant, with a 10-year term, subject to the exception noted in footnote (2).

(6)
Mr. Shlomo Margalit has historically declined all grants of options.

(7)
Mr. Avidan's employment ended on February 11, 2010, and all of his vested and unvested stock options were forfeited 30 days thereafter.

Other Compensation Information

        There were no option exercises by Named Executive Officers during 2009. We did not grant, nor did any Named Executive Officer vest in, any stock appreciation rights, or similar instruments, restricted stock, restricted stock units, or similar instruments during 2009. We generally do not have pension or other retirement plans, except for a 401(k) savings plan under which we make employer contributions on behalf of U.S. employees and a pension plan for our Swiss subsidiary, and we make contributions to a 401(k)-type insurance fund for our Israeli employees. We do not have any nonqualified defined contribution or other nonqualified deferred compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements and Change of Control Arrangements

        We have written employment agreements with Messrs. Lotan and Shlomo Margalit. In March 1992, we entered into three-year employment agreements with Messrs. Lotan and Margalit, effective upon completion of our initial public offering in December 1992. Upon expiration, these agreements automatically renew for one-year terms unless either party terminates them by giving the other three months' notice of non-renewal prior to the expiration of the current term. Accordingly, Messrs. Lotan and Margalit are currently employed under their employment agreements with terms expiring on March 22, 2011, with automatic renewal for additional one-year terms unless notice of non-renewal is provided per the agreements. Pursuant to Mr. Lotan's agreement, he serves as CEO and a Director of MRV. Mr. Margalit's agreement states that he shall serve as Chairman of the Board of Directors, Chief Technical Officer and Secretary, however, he has only been the Chief Technical Officer since the 2009 Annual Meeting of Stockholders. Each of the agreements contains a one-year non-compete and non-solicitation provision upon termination of employment. The agreements further state that base salary is subject to increase or decrease by the Board of Directors, and each may receive bonuses at the discretion of the Board of Directors.

        The agreements may be terminated immediately for cause or in the event of the liquidation or bankruptcy of the Company, at any time without cause provided we pay him one year base salary upon notice of termination, or on 30 days prior written notice upon death or disability. However, if the termination of employment without cause is due to a change of control of the Company, Messrs. Lotan and Margalit shall be entitled to receive a lump sum severance equal to the lesser of one year base salary or an amount equal to the salary due to them under the terms of their employment contract at the time of termination. Assuming a termination without cause occurred on December 31, 2009 (with or without a change of control), Messrs. Lotan and Shlomo Margalit would have received $245,700 and $103,950, respectively.

        The agreements define "cause" as: (a) the falseness or material inaccuracy of any of the officers' warranties and representations in the agreements, (b) the willful failure or refusal of the officers to comply with explicit directives of the Board of Directors or Executive Committee or to render the services required by the agreements, (c) fraud or embezzlement involving assets of the Company, its customers, suppliers or affiliates or other misappropriation of the Company's assets or funds, (d) the officers' conviction of a criminal felony offense, (e) breach or habitual neglect of the officers' obligations under their agreements or their duties as employees of the Company, and (f) habitual use of drugs or insanity. "Disability" is defined as not being able to perform duties for 90 out of 180 days due to mental or physical disability. A "change of control" is defined as the sale of all or substantially all of the assets of MRV, the merger of the Company with another entity where the other entity survives the merger, or any transaction where the two original founders (including Mr. Shlomo Margalit) cease to hold positions where they determine policy of the Company. The other original founder left the Company of his own accord in 1999.

        In addition to the agreements for Messrs. Lotan and Margalit, Mr. King entered into a standard employment agreement with us in July 2009 at the time of his promotion to CFO that sets forth his new title, duties, compensation, and other standard terms. His employment agreement does not have any provisions related to a change of control or payment upon termination of employment.

        We are the beneficiary of a key man life insurance policy in the amount of $1,000,000 on the life of Mr. Lotan.

REPORT OF THE AUDIT COMMITTEE

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act, or the Exchange Act that might incorporate future filings, in whole or in part, including its Annual Report on Form 10-K/A for the year ended December 31, 2009 and its Registration Statements on Forms S-3 and S-8, the following Report shall not be incorporated by reference into any such filings.

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of financial controls. In fulfilling its oversight responsibilities during 2009, the Audit Committee periodically:

  •
  reviewed the unaudited and audited financial statements with management and the Company's independent registered public accounting firm Ernst & Young LLP;

  •
  discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and the Company's independent registered public accounting firm;

  •
  reviewed the Company's financial controls and financial reporting process; and

  •
  reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practices.

        The Audit Committee also reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality and not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under accounting principles generally accepted in the United States, as well as the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for their audit. In addition, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of its examinations, its evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee received from the independent registered public accounting firm written disclosures regarding the auditors' independence required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and the Committee discussed with the independent registered public accounting firm that firm's independence and considered the compatibility of its non-audit services (principally tax advisory services) with the standards for auditors' independence. The Audit Committee discussed and assessed with management and the independent registered public accounting firm, management's report and the independent registered public accounting firm's report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

        In reliance on the reviews and discussions referred to above and representations by management that the financial statements were prepared in accordance with generally accepted accounting principles, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K/A for the year ended December 31, 2009.

Audit Committee of the Board of Directors
Michael E. Keane, Chair Charles M. Gillman Joan Herman Kenneth Shubin Stein

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)

General

        The Audit Committee of the Board of Directors appointed Ernst & Young LLP as the independent registered public accounting firm of our consolidated financial statements for the year ending December 31, 2010. Ratification of the appointment of the independent registered public accounting firm and auditor is not required by our Bylaws or applicable law. This proposal is before stockholders because, though not binding on the Audit Committee, the Board of Directors has historically submitted the proposal to stockholders at the annual meetings of stockholders as the Board of Directors believes that it is good corporate practice to seek stockholder ratification of the Audit Committee's appointment of independent auditors.

        If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders' vote when determining whether to continue the firm's engagement, but may ultimately determine to continue the engagement or engage another audit firm without resubmitting the matter to stockholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may act to engage a different independent auditing firm at any time during the year, if the Audit Committee determines that such a change would be in our best interests and the best interests of our stockholders.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm's Fees and Services

        The Audit Committee's policy and procedure is to pre-approve all audit and permissible non-audit related services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally subject to a specific budget. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

        The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed through the date of the auditor's periodic report. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee approved 100% of the professional services for the Audit, Audit-Related, Tax and Other Fees indicated below for the years ended December 31, 2009 and 2008.

        Ernst & Young LLP has been the principal independent registered public accounting firm for the audit of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q. The following is a summary of the fees Ernst & Young billed to the Company for services rendered for the years ended December 31, 2009 and 2008 relating to continuing operations:

Fee Category	2009	2008
Audit Fees	$5,013,091	$2,791,117
Audit-Related Fees	—	386,351
Tax Fees	45,710	229,683
All Other Fees	—	—

Total	$5,058,801	$3,407,151

        The preceding table excludes billings related to discontinued operations in both periods. On December 24, 2009, we entered into an agreement to divest our 90% ownership in EDSLan, S.p.A., a communications equipment distribution company located in Milan, Italy. Ernst & Young billed $43,000 and $0.1 million for audit fees in relation to services rendered for discontinued operations for the years ended December 31, 2009 and 2008, respectively.

        Audit Fees.    This category includes fees billed for professional services rendered for the audits of our consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services normally provided, primarily by Ernst & Young, in connection with statutory and regulatory filings or engagements. Fees for fiscal years 2009 and 2008 included fees of $3.2 million and $0.8 million, respectively, for services rendered in connection with the restatement of our financial statements to correct past accounting for stock options and other issues.

        Audit-Related Fees.    This category includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include consultations in connection with acquisitions, attest services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting matters.

        Tax Fees.    This category includes fees billed for professional services for tax compliance, tax advice and tax planning.

        All Other Fees.    This category includes fees for products and services other than those reported in the Audit Fees, Audit-Related Fees, or Tax Fees categories above.

        The Audit Committee has determined that the rendering of the non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence.

Vote Required

        To be approved, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm must receive a "FOR" vote from the majority of shares represented at the meeting in person or by proxy and entitled to vote at the meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved. Except where authority has been expressly withheld by abstention or negated by a stockholder who indicates in the proxy "against," the enclosed proxy will be voted for the ratification of the appointment of Ernst & Young LLP which is serving as our independent registered public accounting firm for the year ending December 31, 2010.

Board of Directors' Recommendation

        The Board of Directors recommends that the stockholders vote "FOR" the ratification of the appointment of Ernst & Young LLP which is serving as our independent registered public accounting firm for the year ending December 31, 2010.

ADDITIONAL INFORMATION

Other Matters

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2010 Annual Meeting of Stockholders other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holders.

Stockholder Proposals for the 2011 Annual Meeting

        Stockholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with the next annual meeting of stockholders (the "2011 Annual Meeting") must submit their proposals to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary, not less than 120 calendar days before the anniversary date of our proxy statement released to stockholders for the 2011 Annual Meeting, which submission deadline will be December 10, 2010. In the event that the date of our 2011 Annual Meeting is more than 30 days from the anniversary date of the Annual Meeting, stockholders wishing to submit proposals in accordance with Rule 14a-8 for inclusion in the proxy materials to be distributed by us in connection with our 2011 Annual Meeting must submit their proposals to the Secretary as described above within a reasonable time before we begin to print and send out our proxy material in connection with the 2011 Annual Meeting. To avoid controversy and establish timely receipt by us, it is suggested that stockholders send their proposals by certified mail return receipt requested. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8, in order to be included in our proxy materials. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Director Attendance at Annual Meetings

        We use reasonable efforts to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors, taking into account the directors' schedules. We encourage director attendance at our annual meetings, and each and every nominated director attended the 2009 Annual Meeting of Stockholders.

Availability of SEC Filings

        We make available on our website, free of charge, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after such reports are filed with the SEC. You may access them directly at sec.mrv.com. You may also access these reports at the SEC's website at www.sec.gov. Copies of our Annual Report on Form 10-K/A for the year ended December 31, 2009, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to: MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary, or by calling Investor Relations at (818) 886-6782 or by emailing Investor Relations at ir@mrv.com.

Delivery of Documents to Stockholders Sharing an Address

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household these materials, delivering a single annual report, proxy statement and/or Notice of Internet Availability of Proxy Materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement and Notice of Internet Availability of Proxy Materials, or if you are receiving multiple copies of the materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary or by calling Investor Relations at (818) 773-0900 or email at ir@mrv.com.

Manner and Cost of Proxy Solicitation

        We will be paying for the cost of preparing, assembling and mailing the Notice of Annual Meeting and Proxy Statement and the cost of this solicitation. If you access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile, e-mail or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000059784_1 R2.09.05.010 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Joan E. Herman 02 Noam Lotan 03 Charles M. Gillman 04 Michael E. Keane 05 Michael J. McConnell 06 Igal Shidlovsky 07 Kenneth Shubin Stein 08 Philippe Tartavull MRV COMMUNICATIONS, INC. 20415 NORDHOFF STREET CHATSWORTH, CA 91311 ATTN: ACCOUNTS PAYABLE VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To ratify the appointment of Ernst & Young LLP as MRV's independent registered public accountant firm for the year ending December 31, 2010. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000059784_2 R2.09.05.010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . MRV COMMUNICATIONS, INC. Annual Meeting of Stockholders May 21, 2010 9:00 AM This proxy is solicited by the Board of Directors. The stockholder(s) hereby appoint(s) Noam Lotan and Jennifer Hankes Painter, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MRV COMMUNICATIONS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 AM, PST on 05/21/2010, at Source Photonics, Inc., 20550 Nordhoff Street, Chatsworth, CA 91311 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side